Exhibit 10(a)3
FIRST AMENDMENT TO
AMENDED AND RESTATED
SOUTHERN COMPANY
CHANGE IN CONTROL BENEFITS PROTECTION PLAN

Southern Company Services, Inc. (the “Company”) hereby adopts this First Amendment (this “Amendment”) to the Amended and Restated Southern Company Change in Control Benefits Protection Plan (effective December 31, 2008) (the “Plan”), effective as of March 1, 2018 (the “Amendment Effective Date”). This Amendment will be effective as described herein.

WHEREAS, it is the desire of the Company to amend the Plan, effective as of the Amendment Effective Date, to (1) modify the treatment of PPP awards under the Plan and (2) clarify the treatment of Performance Shares under the Plan; and

WHEREAS, the Board of Directors may amend the Plan for this purpose pursuant to Section 8.1 of the Plan.

NOW, THEREFORE, effective as of the Amendment Effective Date, the Board of Directors hereby amends the Plan as follows:
I.
Article II of the Plan is hereby amended by inserting the following new Section 2.1A immediately after Section 2.1 thereof:
“2.1A    “Average Actual Payout Percentage” shall mean the average of the PPP payout percentages, as determined by the Compensation and Management Succession Committee of the Southern Company Board of Directors (but excluding any individual performance adjustments), for the applicable Employing Company or business unit of the Employing Company, as applicable under the PPP, in the three fiscal years ending immediately prior to the fiscal year in which occurs the Southern Change in Control, Plan Termination, Subsidiary Change in Control or Southern Termination, as applicable; provided, however, that, in the event the applicable Employing Company was not a participant in the PPP for any one or more of such three fiscal years involved in such calculation of Average Actual Payout Percentage, such fiscal year or years, as applicable, will not be included in such Average Actual Payout Percentage calculation; and provided, further, that, in the event the applicable Employee or Subsidiary Employee transferred employment among Employing Companies during such three fiscal years involved in such calculation of the Average Actual Payout Percentage, the calculation for such Employee or Subsidiary Employee shall be based on the three-year performance of his or her Employing Company immediately prior to the Southern Change in Control, Plan Termination, Subsidiary Change in Control or Southern Termination, as applicable.

II.
Subsections (b) through (d) of Section 3.3 of the Plan are hereby amended and restated in their entirety to read as follows:
“(b)    Plan Termination. In the event of a Plan Termination with respect to the PPP within two (2) years following a Southern Change in Control, each Employee who is an employee on the date of such Plan Termination shall be entitled to receive within thirty (30) days of the Plan Termination, cash in an amount equal to a pro-rated payout of his Cash-Based Award under the PPP for the performance period in which the Plan Termination shall have occurred, based on the greater of (i) the payout based on target performance under the PPP or (ii) the payout based on target performance under the PPP multiplied by the Average Actual Payout Percentage, and in either case prorated by the number of months which have passed since the beginning of the performance period until the date of the Plan Termination.
(c)    Subsidiary Change in Control. In the event of a Subsidiary Change in Control, each Subsidiary Employee on the date of such Change in Control shall be entitled to receive within thirty (30) days of the Subsidiary Change in Control, cash in an amount equal to a prorated payout of his Cash-Based Award under the PPP for the performance period in which the Subsidiary Change in Control shall have occurred, based on the greater of (i) the payout based on target performance under the PPP or (ii) the payout based on target performance under the PPP multiplied by the Average Actual Payout Percentage, and in either case prorated by the number of months which have passed since the beginning of the performance period until the date of the Subsidiary Change in Control.
(d)    Southern Termination. In the event of a Southern Termination, each Employee on the date of such Southern Termination shall be entitled to receive within thirty (30) days of the Southern Termination, cash in an amount equal to a prorated payout of his Cash-Based Award under the PPP for the performance period in which the Southern Termination shall have occurred, based on the greater of (i) the payout based on target performance under the PPP or (ii) the payout based on target performance under the PPP multiplied by the Average Actual Payout Percentage, and in either case prorated by the number of months which have passed since the beginning of the performance period until the date of the Southern Termination. The PPP shall terminate immediately following the payments provided for in this Section 3.3(d).”
III.
Section 3.5 of the Plan is hereby amended and restated in its entirety to read as follows:
“3.5    Other Incentives. The provisions of this Section 3.5 shall apply to any Employee or Subsidiary Employee who, as of the date of the respective Change in Control, holds a Performance Unit or Performance Share award under the Omnibus Plan, or any cash-based award under any other plan or program sponsored by the Employing Company. If and to the extent an Employee or Subsidiary Employee has received a Performance Share or Performance Unit award, in the event of a Southern Change in Control, a Subsidiary Change in Control and/or a Southern Termination, such award shall be subject to the provisions of this Plan, and any restrictions, limitations and deferral limitations shall lapse if and to the extent provided under Section 3.2 hereof for similar Awards granted under the Omnibus Plan. For greater clarity, Performance Shares shall be treated in the same manner as Restricted Stock Units under Section 3.2, and for such purposes, when applied to Performance Shares, (a) the phrase “fully vested” shall mean “vested at the target level,” and (b) the phrase “Fair Market Value” in Section 3.2(c)(v) shall mean “Fair Market Value of the target award.” If and to the extent an Employee or Subsidiary Employee is entitled to a cash-based award under the Omnibus Plan (other than PPP or PDP) or any other plan or program sponsored by his Employing Company, in the event of a Southern Change in Control, a Subsidiary Change in Control and/or a Southern Termination, such award shall be subject to the provisions of this Plan, and, provided such Employee or Subsidiary Employee is not otherwise entitled to a payout under any change in control provision of such plan or program, such award shall be payable in a similar manner as set forth in Sections 3.3 and 3.4 hereof with respect to PPP and PDP (e.g., if prorated, the award is paid based on the greater of (i) the payout based on target performance or (ii) the payout based on target performance multiplied by the Average Actual Payout Percentage (with the definition of such term deemed modified as appropriate to apply to such other cash-based award), and if the award is for a full performance period, the award is paid at the greater of actual or target if administratively practicable, if not, at target) as determined by the Administrative Committee on a good faith basis.”
III.
Except as amended by this Amendment, the Plan shall remain in full force and effect. Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the Plan.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company, through its duly authorized officer, has adopted this First Amendment to the Amended and Restated Southern Company Change in Control Benefits Protection Plan (effective as of December 31, 2008) this 27th day of April, 2018.

SOUTHERN COMPANY SERVICES, INC.
By:	/s/Nancy E. Sykes
Name:	Nancy E. Sykes
Its:	EVP & Chief Human Resources Officer